EX 99.1 exh99-1.htm Press Release

FOR IMMEDIATE RELEASE

CONTACT: Rick Kanaby, Investor Relations Manager

517/372-9200

Neogen reports 21% increase in yearly earnings

LANSING, Mich., July 22, 2003 - Neogen Corporation (Nasdaq: NEOG) today announced that broad-based growth in sales of diagnostic products led the Company to a 21% increase in net income and a 13% increase in revenues for its 2003 fiscal year, which ended May 31.

FY 2003 revenues were $46,488,000, compared to revenues of $41,097,000 in Neogen's previous fiscal year. Net income increased to $0.75 per share in FY 2003, up 21% from $0.62 per share in the prior year. Neogen continued its strong improvement in operating income, increasing 23% in FY 2003 to $6,785,000, compared to FY 2002's $5,500,000.

Neogen reported fourth quarter revenues of $12,216,000-a record fourth quarter for the 21-year-old company-and net income per share of $0.20 for the three-month period. In the prior year Neogen reported fourth quarter revenues of $11,011,000 and net income of $0.17 per share.

"Trust is earned," said James Herbert, Neogen's president. "We are proud to continue to build a record of trust with our shareholders and customers. Neogen can now point to revenue increases as compared to the prior year in 46 of the last 50 quarters. The Company has recorded profits from operations every quarter for the past 10 years."

Neogen's gross margin improved to 53% of sales in FY 2003, up from 51% in the previous year. Even with a 13% sales increase, general and administrative expense declined slightly from $4,178,000 (10.2% of sales) in FY 2002, to $4,146,000 (8.9% of sales) in FY 2003. Neogen's cash and marketable securities stood at $8,897,000 on May 31, 2003, a 40% increase over the $6,353,000 the Company recorded on the same date in 2002.

"The increase in our gross margin is a reflection of the strong growth in the sales of our diagnostic test kits for food safety, drug detection and life sciences," said Lon Bohannon, Neogen's chief operating officer. "Going forward, we will continue to focus on improving margins through productivity gains and overall cost reductions."

Neogen's Food Safety Division led the Company's revenue increase, with sales up 26% from FY 2002 to FY 2003. Revenues in each of the division's market segments grew during the year, led by sales of mycotoxin tests, which increased 36%, tests for foodborne pathogens, up 17%, and tests that detect food allergens, including peanuts, eggs, milk and almonds, which increased 41%. Sales of Neogen's Acumedia dehydrated culture media to food safety customers increased sharply, up 55% in FY 2003 over the prior year.

Increased food safety revenues were driven, in part, by increased regulatory activity in two of Neogen's key market segments. In December 2002, the USDA issued a directive to producers of deli meats and hot dogs to increase environmental testing in an effort to reduce the occurrence of the foodborne pathogen Listeria monocytogenes in their products. Sales of Neogen's test kits for the detection of the Listeria genus increased 59% over prior year levels. The FDA's recent issuance of a final guidance on the maximum safe levels of fumonisin (a mold toxin) in corn for human food and animal feed, which is seen as de facto regulation, helped spur sales growth of 74% for Neogen's test kits for the toxin in FY 2003.

Overcoming a difficult year-to-year comparison, sales of Neogen's Animal Safety Division for FY 2003 were slightly ahead of the previous year. In the prior year, Neogen filled the initial stocking order of veterinary instruments for more than 400 Tractor Supply Company (TSC) retail stores across the United States and also benefited from a large stocking order of Neogen's new D3 Detectable Needles to a large veterinary distributor.

"We knew coming into FY 2003 that we faced an extremely difficult year-over-year comparison considering our Animal Safety Division revenues had grown 76% in the two previous fiscal years," said Bohannon. "Now that the large stocking inventories have been worked off, we expect more normal order patterns throughout our 2004 fiscal year."

The Animal Safety Division posted increases in several of its markets. Sales of test kits to detect drugs of abuse and test kits for research purposes each increased 17% over the previous year. In FY 2003, sales of Neogen's AmVet line of veterinary pharmaceuticals increased 16%, and sales of its EqStim equine immunostimulant reached record levels, up 13% from the prior year. EqStim is being used by veterinarians as an adjunct to vaccination to help prevent the deadly mosquito-borne West Nile virus in horses.

In March 2003, Neogen acquired Adgen Ltd., a private company based in Ayr, Scotland. Since its founding in 1994, Adgen had been a major distributor of Neogen products in Europe, as well as a producer and marketer of its own agricultural diagnostic testing products. The acquisition provides Neogen better access to the European Union, and allows the Company to better serve its network of customers and distributors throughout the EU. As a greater percentage of EU food safety testing is still performed using conventional laboratory methods, the EU provides an excellent opportunity for increased market penetration of Neogen's faster, easier to use and less expensive diagnostic products.

In November, several of Neogen's food safety tests received official "national standard" designation from the Chinese government, an important precursor for expanded sales to Chinese food processors and regulatory agencies. The move followed China's entrance into the World Trade Organization, and the Chinese Government's listing of food safety as one of the 12 key scientific and technological projects for its 10th Five-Year Plan (2001-05) period. Neogen products that help form China's national testing standards include test kits for foodborne bacteria, mycotoxins, genetically modified organisms, antibiotic residues and pesticide residues. The Chinese market for rapid food safety test kits is estimated at more than $10 million per year.

Neogen Corporation develops and markets products dedicated to food and animal safety. The Company's Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen's Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals and nutritional supplements.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share)

                                          Quarter ended May 31     Year ended May 31

                                              2003      2002         2003       2002

Revenue
     Food Safety                          $  6,620   $ 5,215     $ 25,496   $ 20,213
     Animal Safety                           5,596     5,796       20,992     20,884
Total revenue                               12,216    11,011       46,488     41,097
Cost of sales                                5,757     5,291       21,763     20,196
     Gross margin                            6,459     5,720       24,725     20,901
Other expenses
     Sales & marketing                       2,863     2,423       10,880      8,971
     Administrative                          1,005     1,072        4,146      4,178
     Research & development                    796       761        2,914      2,252
Total other expenses                         4,664     4,256       17,940     15,401
Operating income                             1,795     1,464        6,785      5,500
Other revenue                                  125        98          488        460
Income before tax                            1,920     1,562        7,273      5,960

Income tax                                     638       450        2,486      2,015

Net income                                $  1,282   $ 1,112     $  4,787    $ 3,945
Net income per diluted share              $   0.20   $  0.17     $   0.75    $  0.62

Other information:
     Shares to calculate per share           6,450     6,419        6,388      6,378
     Depreciation & amortization          $    191   $   258     $  1,136    $ 1,071
     Interest expense                            0         0            0          0
     Gross margin (% of sales)                52.9%     51.9%        53.2%      50.9%
     Operating income (% of sales)            14.7%     13.3%        14.6%      13.4%
     Revenue increase vs. FY 2002             10.9%                  13.1%
     Net income increase vs. FY 2002          15.3%                  21.3%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

                                                         May 31       May 31
                                                           2003         2002
Assets
Current assets
     Cash & investments                                  $ 8,897     $ 6,353
     Accounts receivable                                   7,499       6,462
     Inventory                                             9,840       8,683
     Other current assets                                  1,764       1,751
Total current assets                                      28,000      23,249
Property & equipment                                       4,640       3,741
Goodwill & other assets                                   15,425      12,914
Total assets                                            $ 48,065    $ 39,904

Liabilities & Stockholders' Equity
Current liabilities
      Accounts payable                                   $ 3,274     $ 2,329
      Other current liabilities                            2,404       1,578
Total current liabilities                                  5,678       3,907
Other liabilities                                            985         451
Stockholders' equity-shares outstanding
      6,200 in '03 & 6,108 in '02                         41,402      35,546
Total liabilities & stockholders' equity                $ 48,065    $ 39,904

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties.
Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management's Discussion and Analysis of Financial Condition
and Results of Operations in the Company's most recently filed Form 10-K.

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